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                                                                    EXHIBIT 23.1

                     CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Onyx Pharmaceuticals, Inc. for the registration of up to $250,000,000 of its common stock, preferred stock, debt securities and warrants, and to the incorporation by reference therein of our report dated February 13, 2004 (except for Note 14 as to which the date is February 24, 2004) with respect to the financial statements of Onyx Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

                                             /s/ ERNST & YOUNG LLP

Palo Alto, California
January 19, 2005